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                                                                    Exhibit 99.4


                    THE THIRD AMENDMENT TO THE ALLIANCE DATA
                   SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN
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             (AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1998)

         In accordance with Section 13.1 of the Alliance Data Systems 401(k) and Retirement Savings Plan (the "Plan") is hereby amended as follows:

         1. Section 1.14(A) of the Plan shall be restated in its entirety, effective as of July 1, 2000, to read as follows:

                  "(A) For purposes of determining the amount of Tax Deferred Deposits and/or Taxed Deposits made on behalf of a Participant pursuant to Article 3, for purposes of determining the amount of Employer Matching Contributions allocated to a Participant pursuant to Section 4.1, if any, and for purposes of determining the amount of Retirement Contributions allocated to a Participant for a Plan Year pursuant to Section 4.5, if any, "Compensation" means the regular wages, (i.e. base pay) overtime, commissions, and cash incentives paid to an Employee by an Employer for the applicable Plan Year while a Participant in the Plan but excluding disability pay, workers compensation, severance pay, service related cash awards and any amounts which constitute tax gross ups of taxable amounts."

         2. Section 4.1(B) of the Plan shall be clarified by restating it in its entirety to read as follows:

                  "(B) The Board of Directors, in its sole discretion, may authorize a supplemental Employer Matching Contribution to be made by each Employer on behalf of its Participants who are eligible to share in such Employer Matching Contribution as hereinafter provided. Any supplemental Employer Matching Contribution authorized hereunder shall be allocated as of the December 31 of the Plan Year for which such contribution is made to the Company Account of each Participant who: (1) made Deposits during such Plan Year in excess of


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                  three percent (3%) of the Participant's Compensation in any pay period and (2) as of December 31 of such plan year has not Separated from Service or has Separated from Service in such Plan Year by reason of death, Total and Permanent Disability or retirement on or after Normal Retirement Age. Employer Matching Contributions authorized hereunder with respect to any pay period, if any, shall be allocated to an eligible Participant's Company Account as a uniform percentage of each such Participant's Deposits for such pay period which are in excess of three percent (3%) of such Participant's Compensation for such pay period, but not in excess of six percent (6%) of such Participant's Compensation for such pay period. Any contribution made under this section shall not be made until after December 31 of the applicable Plan Year. For this purpose, Tax Deferred Deposits shall be matched before Taxed Deposits."

         3. In all other respects the Plan is hereby ratified and confirmed.


         IN WITNESS WHEREOF, ADS Alliance Data Systems, Inc. hereby adopts this amendment this 1st day of July, 2000.



                                    By /s/ J. Michael Parks
                                      -------------------------

                                    Title  Chief Executive Officer and President
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